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                                                                     EXHIBIT 5.1

                                  [LETTERHEAD]

                                                                November 5, 1997

Philip Services Corp.
100 King Street
P. O. Box 2440, LCD1
Hamilton, Ontario
L8N 4J6

Dear Sirs:

              RE: PHILIP SERVICES CORP. REGISTRATION STATEMENT
                  ON FORM S-1 REGISTERING 23,000,000 COMMON SHARES


     We are acting as Canadian counsel to Philip Services Corp. ("Philip") in connection with the issue of up to 23,000,000 common shares (the "Shares") of Philip. We are also acting as Canadian counsel to Philip in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed with the United States Securities and Exchange Commission by Philip relating to the registration of the Shares under the United States Securities Act of 1933, as amended, (the "Act") including the prospectus of Philip contained therein (the "Prospectus").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents of incorporation and the by-laws of Philip and resolutions of the directors of Philip with respect to the matters referred to herein. We have also examined such certificates of public officials, officers of Philip, employees of the registrar and transfer agent of Philip, corporate records and other documents as we have deemed relevant or necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as certified copies or facsimiles thereof. We have also relied on the resolutions of the board of directors of Philip as to the adequacy of the consideration received by Philip for the issue of the Shares.

     We are barristers and solicitors qualified to practice law in the Provinces of Ontario, Quebec, Alberta and British Columbia and our opinion expressed below is limited to the laws of such Provinces and the laws of Canada applicable therein and should not be relied upon, nor is it given, in respect of the laws of any other jurisdiction.

     For the purposes of our opinion expressed below relating to the issuance of the Shares, we have assumed that Philip has complied or will comply with all applicable regulatory requirements, including the requirements of any stock exchanges upon which the Shares will be listed, relating to the creation, offer and issue and sale of the Shares.

     Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares pursuant to the terms of the form of underwriting agreement filed as an exhibit to the Registration Statement (the "Underwriting Agreement") has been duly authorized, and that such Shares, when issued upon the terms and for the consideration stated in the Registration Statement and in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable shares of Philip.

     Subject to the limitations and qualifications stated therein, we hereby confirm, in all material respects, our opinion with respect to Canadian income tax law contained in the Prospectus under the caption "Material Income Tax Considerations - Material Canadian Federal Income Tax Considerations".

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     Consent is hereby given to the use of our name under the captions "Material
Income Tax Considerations - Material Canadian Federal Income Tax Considerations" and "Legal Matters" in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of Act.

                                          Yours truly,

                                          Stikeman, Elliott